Exhibit 12


            American General Finance Corporation and Subsidiaries
              Computation of Ratio of Earnings to Fixed Charges




                                        Years Ended December 31,
                             2000       1999      1998      1997       1996
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes       $  408,803  $352,751  $306,228  $216,113  $ 79,633
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)     677,372   563,966   501,533   474,135   482,343
  Implicit interest in
    rents                      16,310    15,641    12,026    13,615    14,620

Total earnings             $1,102,485  $932,358  $819,787  $703,863  $576,596


Fixed Charges:
  Interest expense
    (including $23,221
    for 1997 to fund
    assets held for sale)  $  677,372  $563,966  $501,533  $474,135  $482,343
  Implicit interest in
    rents                      16,310    15,641    12,026    13,615    14,620

Total fixed charges        $  693,682  $579,607  $513,559  $487,750  $496,963


Ratio of earnings to
  fixed charges                  1.59      1.61      1.60      1.44      1.16